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Exhibit No. 99.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

Publicis Selling Solutions, Inc.
2000 Lenox Drive, Suite 100
Lawrenceville, NJ 08648
Tel: 609-219-0081
Fax: 609-219-9188

PROFESSIONAL DETAILING SERVICES AGREEMENT

        PROFESSIONAL DETAILING SERVICES AGREEMENT, dated as of November 5, 2004, between PUBLICIS SELLING SOLUTIONS, INC. ("PSS"), a New Jersey corporation with offices at 2000 Lenox Drive, Suite 100, Lawrenceville, New Jersey 08648 and NitroMed, Inc. ("Client"), a Delaware corporation with offices at 125 Spring Street, Lexington, MA 02421-7801.

Background

        A.    Client intends to develop, distribute and sell prescription pharmaceutical products;

        B.    PSS assists pharmaceutical and healthcare companies in promoting and selling their over-the-counter and/or prescription pharmaceutical Products by making Calls on Target Prescribers to explain to, and discus with, Target Prescribers the Products, their approved uses, their contraindications and other information regarding the Products (such communications with Target Prescribers are referred to in this Agreement as "Detailing"); and

        C.    Client desires that PSS engage in the Detailing of certain Client Products in the Territory to the extent agreed by them from time to time.

        In consideration of the promises and the mutual agreements of the parties in this Agreement, the parties, intending to be legally bound, agree as follows:

        1.    Definitions.    In this Agreement, the following terms shall have the following meanings, except where the context otherwise requires:

        "Call" means an interactive face-to-face discussion between a Representative and a Target Prescriber during which discussion the Representative provides Client-specified information regarding the Product and offers samples of the Product and Product Promotional Materials in accordance with this Agreement.

        "Client Goods and Materials" means, collectively, Product samples, Product Promotional Materials and any other tangible goods, information and/or materials provided to PSS by Client for distribution to Target Prescribers.

        "Detailing" has the meaning set forth in paragraph B above.

        "Product" means any prescription pharmaceutical product of Client, that is made subject to this Agreement by the signing of a Supplement in accordance with this Agreement.

        "Product Promotional Materials" means Client-provided written, printed, graphic and/or other tangible materials relating to the Product and intended for use by Representatives during Calls.

        "Program" means a program of Detailing to be conducted by the Representatives with respect to a particular Product or Products pursuant to this Agreement.

        "Representative" means a person employed by PSS to conduct Detailing activities in connection with a Program.

        "Supplement" means a supplemental agreement to this Agreement, signed on behalf of Client and PSS (which shall be appended as Exhibit A to this Agreement and shall be sequentially numbered in the order each such Supplement is appended hereto that contains the specific terms of one or more individual Program(s), including, but not limited to (a) the Product or Products covered; (b) the Territory; (c) the number of Representatives to be assigned to the Program(s) and the number and types of Calls to be made; (d) the Target Prescribers; (e) applicable Training Programs; (f) the duration of the Program; and (g) the compensation and expenses payable and reimbursable to PSS.

        "Target Prescriber" means a primary care physician (i.e., internist, family practitioner or general practitioner) or specialist physician or para-professional designated in a Supplement by Client with respect to a Program.

        "Termination Date" means the last day of the notice period applicable to the termination of this Agreement or any Supplement or Program, or in the event that a breaching party is offered an opportunity to cure and fails to do so, Termination Date means the last day of the cure period.

        "Territory" means the geographical area or areas designated by Client in a Supplement with respect to a Program.

        "Training Program" means a program conducted by Client, with the assistance of PSS, for training the Representatives and field managers with respect to a particular Product and/or Program.

        2.    Scope of Activities.

        (A)  This Agreement contains the general agreements between the parties that will apply to and govern the individual Programs conducted from time to time by the parties. For each such individual Program, the parties will, in their discretion, enter into a Supplement. Any such Supplement shall be governed by the provisions of this Agreement, except to the extent that such Supplement modifies a provision of this Agreement, in which event the terms of the Supplement shall govern. In the event that a provision of this Agreement is modified, all other provisions of this Agreement shall remain in full force as written.

        (B)  With respect to each Program, PSS shall (i) engage in Detailing of each applicable Product in the applicable Territory as provided in the Supplement, and (ii) maintain a sales force of Representatives to Detail the Product in accordance with the applicable Supplement.

        (C)  During the term of each Program, the parties shall be responsible for the following respective duties and obligations to the extent applicable in connection with each Program:

            (i)  PSS will promptly recruit and hire the agreed number of Representatives as provided in a Supplement, whose exclusive activities shall be to Detail the Product for that Program in the Territory.

           (ii)  PSS shall maintain records of all completed Calls substantially in the format of Attachment 1. Upon Client's reasonable request, PSS management representatives shall consult from time to time with Client as to the progress of each Program. Client will provide or approve the Territory and Target Prescriber list at or prior to the time a Supplement for a Program is executed. Within the first 90 days of the Program, PSS may, in its discretion, recommend to Client changes and/or updates to the Territory alignment and Target Prescriber list.

          (iii)  PSS shall provide additional PSS management and supervisory personnel to coordinate and support the activities of the Representatives as PSS determines to be appropriate to accomplish PSS's responsibilities under each Program. The number and type of PSS management and supervisory personnel shall be further defined in the Supplement.

          (iv)  As the employer of the Representatives and field managers, PSS shall have sole responsibility for their direction and control. Accordingly, except as expressly contemplated by this Agreement or as directed or requested by PSS, Client shall not participate in the hiring, discharge, management, direction or control of Representatives or other PSS employees. PSS agrees that the Representatives and other PSS personnel will cooperate fully with Client and its regional and district managers in their monitoring of the Program and will accept sales and marketing direction from Client. Client's employees shall be entitled to ride with the Representatives and to attend and participate in any Call. Client shall be entitled to give coaching-related feedback directly to any Representative regarding his or her performance. If Client desires to have PSS provide formal corrective or disciplinary action or establish corrective or disciplinary procedures for a Representative, Client and PSS shall agree upon such action or procedure, provided that only PSS shall discuss and implement such action or procedure with a Representative.

           (v)  PSS shall promptly remove from any Program any Representative or field manager upon Client's reasonable request or as required by PSS's own policies or any applicable federal or state laws or regulations, provided that the request for removal is not based on sex, race, creed, color, national origin, or any other basis prohibited by law. In the case of Client's requested removal of a Representative or field manager from a Program, the removal of the Representative or field manager from Client's account will be subject to PSS's internal practices and procedures and applicable legal requirements.

          (vi)  In connection with the Detailing of the Product(s), PSS shall use only Product Promotional Materials provided by Client. PSS shall immediately cease the use of any Product Promotional Materials when instructed to do so in writing by Client. PSS shall use the Product Promotional Materials only for the purposes contemplated by this Agreement. Representatives shall make no claims, statements or representations regarding Products other than those expressly authorized in writing by Client.

         (vii)  Client shall provide to PSS with respect to each Program, at Client's expense, Product Promotional Materials in sufficient quantities to enable the Representatives to Detail the Product. The shipment of all Product Promotional Materials shall be at Client's expense. The storage of Product Promotional Materials will be billed to Client at cost as part of field expenses, when approved in advance by Client.

        (viii)  Client shall have sole discretion regarding the content of all Product Promotional Materials, and all copyright and other intellectual property rights in the Product Promotional Materials shall remain vested in Client. PSS shall not develop, create or use any other promotional materials or literature in connection with the Program(s) or the Product(s).

          (ix)  PSS shall neither add, delete or modify any claims, including, but not limited to, efficacy or safety claims nor make any changes (including, but not limited to, underlining or adding notes) in the Product Promotional Materials. PSS shall not make any disparaging, untrue or misleading statements or comments about Client or its competitors or the products or employees of any of them. PSS shall Detail the Product(s) in accordance with all applicable laws and professional guidelines, including, but not limited to, any applicable provisions of the Federal Food, Drug and Cosmetic Act, the American Medical Association Gifts to Physicians from Industry Guidelines, the Prescription Drug Marketing Act (PDMA), and the Medicare-Medicaid Anti-Fraud and Abuse Amendments.

        (D)  Client shall make available to PSS, at Client's expense, a reasonable number of Client's sales training and marketing personnel to assist and consult with PSS's product and sales management teams regarding the continuing Detailing of the Product(s), except as otherwise provided in a Supplement.

        (E)  Client shall be solely responsible for accepting and fulfilling purchase orders, billing and returns with respect to the Product(s) and for establishing the terms and conditions of the sale of the Product(s), including, but not limited to, the price at which Product(s) will be sold, whether the Product(s) shall be subject to any discounts, and the distribution of the Product(s).

        (F)  Client shall make available to PSS, at Client's expense, relevant market share performance data relative to each Program.

        (G)  Client shall, at Client's expense, provide to PSS Target Prescriber lists, including applicable state license numbers and state license expiration dates, no later than at the time of signing of a Supplement, except as otherwise provided in a Supplement.

        3.    Compensation.

        (A)  In consideration of PSS's services under this Agreement, Client shall (i) pay PSS the compensation set forth in each Supplement, and (ii) pay, or reimburse PSS for, such expenses as are set forth on each Supplement, in each case at the time or times required by such Supplement. Unless otherwise provided in this Agreement, PSS's services and expenses will be invoiced to Client monthly.

        (B)  Client shall be in default under this Agreement if it shall fail to make any payment to PSS within 30 days after it is billed, unless another due date is provided in this Agreement.

        4.    Representations, Warranties and Agreements.

        (A)  PSS represents and warrants to Client that (i) PSS has the power and authority to enter into and perform its obligations under this Agreement; (ii) PSS is subject to no restrictions that would impair its ability to perform its obligations under this Agreement; and (iii) PSS has or will promptly obtain the requisite personnel, facilities, equipment, expertise, and skill to perform its obligations under this Agreement. In performing their services, PSS personnel shall comply with all applicable Detailing policies of Client to the extent that such policies are made known to PSS in writing at the time that a Supplement for a Program is executed or are provided in writing during the term of a Program. PSS shall require and ensure that all Representatives, field managers and other PSS personnel fully comply with all terms and conditions of this Agreement that are applicable, either directly or indirectly, to such Representatives, field managers and other personnel. PSS shall require all Representatives, field managers and other PSS personnel engaged in the Program to acknowledge in writing that they have received a copy of, and have read and understand, the PSS HR Policy Handbook dated July 2004, and any such supplements and amendments thereto. PSS shall promptly furnish to Client a copy of such HR Policy Handbook dated July 2004, any supplements thereto and copies of all such written acknowledgements.

        (B)  During the term of a Program, (i) PSS's Representatives and field managers engaged in the performance of services under this Agreement shall be exclusively assigned to the Product(s), and (ii) PSS will not reassign Representatives to any third party's programs or products without prior consultation with Client, unless Client requests their removal from Client's Program.

        (C)  Nothing in this Agreement shall be deemed to authorize PSS to act for, represent, or bind Client other than as specifically provided by this Agreement.

        (D)  Client represents and warrants to PSS that: (i) Client has the power and authority to enter into and perform its obligations under this Agreement; and (ii) Client is subject to no restrictions that would impair its ability to perform its obligations under this Agreement. Each of Client and PSS shall comply in all material respects with all applicable laws and regulations in performing its respective obligations under this Agreement.

        (E)  As a further inducement for Client to enter into this Agreement PSS agrees that during the term of this Agreement, PSS shall not enter into or perform any detailing arrangement or agreement with any third party with respect to the following products: [**].

        5.    Status of PSS and the Representatives.

        (A)  PSS is being retained and shall perform under this Agreement strictly as an independent contractor. Employees and Representatives of PSS performing services under this Agreement shall not be employees of Client for any purpose. Neither party to this Agreement shall have responsibility for the hiring, termination, compensation, benefits or other conditions of employment of the other party's employees.

        (B)  PSS employees and Representatives are not eligible to participate in any pension plans, profit sharing plans, insurance plans or other employee benefit plans offered by Client to its employees. Client shall not be responsible for, and will not maintain or procure any workers' compensation or unemployment compensation insurance for or on behalf of PSS's employees or Representatives. PSS shall be solely responsible for paying all salaries, wages, benefits and other compensation to its employees in connection with the performance of PSS's services under this Agreement, and for all taxes and other charges levied by any governmental agency on, or because of, services provided by PSS under this Agreement. PSS shall be solely responsible for any personal injury or property damage caused by PSS or its employees in the course of carrying out any duties under this Agreement.

        6.    Training.

        (A)  Prior to the start of Detailing, Client, with the assistance of PSS, shall conduct the appropriate number and type of Training Programs that Client has determined, acting in its sole discretion, are required to educate Representatives and field managers about the Product(s) that are the subject of the Program, unless otherwise specified in a Supplement. Client shall provide all training materials for the Training Program(s). Training Programs shall include appropriate "at home" study materials for training prior to the start of each formal Training Program.

        (B)  Except as otherwise provided in this Agreement, Client shall pay for all expenses associated with Training Program(s).

        7.    Samples.

        (A)  At Client's option and expense, Client shall provide samples of the Product(s) to PSS for distribution to the Representatives. Client shall determine the quantity and types of samples to be provided to PSS and the method of distribution of the samples to Target Prescribers. The shipment of samples shall be at Client's expense. The storage of samples will be billed to Client at cost as part of field expenses, when approved in advance by Client. Each Representative shall store the samples in accordance with the PDMA (if applicable) and any requirements specific to the Product(s) that are made known to PSS in writing at the time a Supplement with respect to such Product(s) is signed.

        (B)  PSS shall maintain written procedures for compliance with the PDMA and cause all Representatives to comply with all applicable requirements of the PDMA. Client shall be permitted to review PSS's procedures for the distribution of samples and sample activity forms to ensure compliance with the PDMA. PSS shall notify Client within one business days upon learning that any sample shipped by Client to PSS has been lost or has not been received as scheduled or has otherwise not been handled in accordance with the PDMA.

        8.    Communications: Monitoring the Program.

        (A)  During the term of a Program, PSS shall promptly communicate to Client comments, requests and inquiries of the Target Prescribers relating to the Product(s) that are not addressed by the Client Goods and Materials, or not covered by Product labeling, of which PSS becomes aware. All responses to the Target Prescribers regarding such communications shall be handled solely by Client. PSS shall provide reasonable assistance to Client, at Client's expense, to the extent deemed necessary by Client to fully respond to such communications. PSS shall keep adequate records of medical inquiries and reports received by PSS concerning the Product(s) and shall provide Client with copies on a monthly basis.

        (B)  During the term of a Program, all responses to inquiries of government agencies concerning the Product(s) shall be the sole responsibility of Client. PSS shall reasonably assist Client with respect to communications from government agencies to the extent deemed necessary by Client, with any costs incremental to those provided for in the Supplement at Client's expense.

        9.    Insurance.

        (A)  PSS shall maintain insurance coverage as follows:

            (i)  Workers' compensation insurance with statutory limits of liability and employer's liability insurance with a limit of $500,000.

           (ii)  Commercial general liability insurance, including products, completed operations and contractual liability coverage with a combined single limit of $1,000,000 per occurrence and $2,000,000 aggregate.

          (iii)  Automobile liability insurance with a combined single limit of $1,000,000.

          (iv)  Umbrella/excess liability insurance in form and amount customary for PSS' industry providing coverage over and above the limits afforded under the commercial general and automobile liability policies required hereunder.

           (v)  Professional liability insurance covering the errors and omissions of PSS's employees providing professional or technical services of not less than $2,500,000 per occurrence and aggregate.

        (B)  Client will maintain full product liability insurance in respect of claims by third parties for death or personal injury arising out of the use of the Product(s), such insurance to be in a form and amount customary and accepted in the U.S. pharmaceutical industry.

        (C)  Upon request, each party shall provide to the other party evidence of compliance with the insurance requirements of this Section and certificates of each insurer naming the other party as an additional insured under each such policy (other than workers' compensation insurance), with the insurer agreeing to notify the other party in writing at least 30 days in advance of terminating, failing to renew at expiration or reducing or materially altering (at renewal or otherwise) any of the required insurance coverages.

        10.    Adverse Reaction Reporting and Regulatory Matters.

        (A)  During the term of this Agreement, PSS shall notify Client in writing within twenty four hours of any information that PSS obtains concerning any Product or package complaint or any adverse event associated with the clinical use or marketing of the Product(s), whether or not determined to be attributable to the Product(s), in accordance with Client's written procedures delivered to PSS at the time a Supplement for the Product is signed.

        (B)  During the term of this Agreement and for one year thereafter, PSS shall notify Client in writing within one business day of any information PSS receives regarding any threatened or pending action by any regulatory agency or other government authority which may affect the Product(s). PSS shall reasonably cooperate with Client in responding to such action, provided that any costs incremental to those provided for in the Supplement will be at Client's expense. In no event shall PSS itself respond to any such regulatory action without the prior written consent of Client.

        11.    Return/Recalls.

        (A)  During the term of this Agreement, any Product(s) returned to PSS shall be shipped to Client's nearest facility, with any reasonable or pre-authorized shipping or other documented direct costs to be paid by Client.

        (B)  During the term of this Agreement, at Client's request and expense, PSS shall reasonably assist Client in obtaining and receiving any Product(s) that have been recalled, and any direct documented costs incurred by PSS with respect to participating in such recall shall be paid by Client.

        12.    Confidentiality.    In connection with this Agreement, PSS shall hold in confidence all Confidential Information received from Client. For purposes of this Agreement "Confidential Information" shall be defined as including without limitation any information relating to Client, the Program, Target Prescribers, or the Product(s). PSS shall not use or disclose such Confidential Information for any purposes other than those contemplated by this Agreement without Client's prior written consent. Confidential Information shall not include information that (a) was known to PSS or its employees prior to its disclosure by Client, (b) was obtained from an independent third party having the right to disclose such information, (c) was made available to the public or was accessible to the public through no fault of PSS or its employees, or (d) is required to be disclosed by law or judicial process. PSS shall cause its Representatives to enter into confidentiality agreements with PSS having such terms and conditions as are reasonably agreed upon by Client. Such confidentiality agreements shall expressly provide that Client shall be a third party beneficiary of the covenants, restrictions and agreements therein.

        13.    Term and Termination.

        (A)  This Agreement and the Supplements shall continue in effect until terminated by either party in accordance with this Section.

        (B)  This Agreement and the Supplements shall terminate automatically upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against PSS or Client.

        (C)  Client may terminate this Agreement and any or all Supplements for any reason on no less than 90 days' written notice to PSS. With respect to the Program specified in Exhibit A—Supplement One, Client shall be obligated to pay PSS a termination fee (the "Liquidated Damages"), as liquidated damages and not as a penalty, equal to $1,000,000 if such Program is terminated during the period December 29, 2004 through December 28, 2005 and $750,000 during the period December 29, 2005 through June 29, 2006. The Liquidated Damages, if any payable with respect to any future Program shall be specified in the Supplement for such Program or in any amendment to this agreement signed by the parties hereto.

        (D)  If one party commits a material breach of its obligations under this Agreement (including a payment default), the other party may terminate this Agreement and all Supplements upon written notice to the other party if the breaching party fails to cure such breach within 30 days of written notice of the breach. In the event of a termination of this Agreement by PSS by reason of a breach of this Agreement by Client, in addition to making any payment required under Section 13 (G), Client shall promptly reimburse PSS for (i) actual severance expenses equal to up to two weeks of pay per Representative and per Field Manager for whom a severance payment is made relating to terminating the employment of Representatives and Field Managers, (ii) territory close out costs, which shall include the following: Field Management travel for Territory close-outs and shipping costs relating to return of samples and other Client Goods and Materials and (iii) amounts required to be paid to third party vendors for costs incurred prior to termination pursuant to Exhibit A—Supplement One, including, but not limited to, travel, call reporting and sample accountability system costs and cancellation costs relating to the SFA system, against delivery by PSS to Client of evidence reasonably satisfactory to Client of payment by PSS of any amounts contemplated under (i), (ii) or (iii). The total of such expenses, costs and other amounts set forth under (i) through (iii) above, relating to the Program set forth in Exhibit A—Supplement One, is estimated to be no more than approximately $[**]. Notwithstanding anything herein to the contrary, if PSS terminates this Agreement or any Supplement pursuant to this Section 13(D) and, in such case Client pays the amounts contemplated hereunder, such payment shall be the sole and exclusive remedy of PSS for any damages arising as a result of such Client breach or otherwise in connection with the Agreement or such Supplement.

        (E)  If a change in applicable law renders performance of a material obligation of this Agreement unlawful, the parties shall use their best efforts to negotiate an alternative arrangement. If such arrangement is not agreed to within 30 days, either party may immediately terminate this Agreement on written notice to the other party.

        (F)  If this Agreement is terminated pursuant to this Article 13, at Client's request, the parties shall discuss in good faith an appropriate phaseout of PSS's Detailing activities; including, but not limited to, how to best communicate to physicians and the transfer of those relationships between PSS and Client, and how and where to return samples and Product Promotional Materials.

        (G)  The termination of this Agreement shall not affect Client's obligation to pay any amount owed to PSS under this Agreement on the Termination Date, as provided for in the applicable Supplement. The termination of this Agreement shall not affect any rights or obligations of either party under this Agreement which are intended by the parties to survive such termination, including, but not limited to, those rights and obligations in Sections 9, 10, 12, 13, 14, 16 and 17. Notwithstanding anything herein to the contrary, if the Client terminates this Agreement or any Supplement pursuant to Section 13(C) and, in such case pays Liquidated Damages, such Liquidated Damages shall constitute liquidated damages and shall be the sole and exclusive remedy of PSS for any damages arising as a result of such termination or otherwise in connection with the Agreement or such Supplement.

        (H)  Within ten business days following the Termination Date of this Agreement or any Program, PSS shall return to Client, at Client's expense, all Confidential Information, Product Promotional Materials, Product samples, marketing plans, forms, territory lists, reports, computer hardware, and any and all other tangible items provided to PSS by Client or generated by PSS pursuant to this Agreement, other than documents that PSS is required to keep by law or for tax reasons.

        14.    Indemnification.

        (A)  PSS shall indemnify and hold harmless Client and its affiliates, agents, officers, directors and employees from and against all claims, liabilities, damages and expenses (including reasonable attorneys' fees and disbursements and court costs and any reasonable attorneys' fees and disbursements and court costs incurred in establishing liability under and enforcing this indemnity) (collectively, "Losses") arising out of or resulting from (i) the material breach of this Agreement by PSS or any failure of any Representative, PSS field manager or other PSS personnel to materially comply with any provision of this Agreement applicable to such Representative, PSS field manager or such other PSS personnel, except to the extent that such claims, liabilities, damages and expenses are finally judicially determined to be the result of any material breach of this Agreement by Client, any failure of Client or Client's personnel to materially comply with the provisions of this Agreement applicable to Client or Client's personnel or arise from the recklessness, gross negligence, willful misconduct or bad faith of Client or Client's personnel. Client agrees that it will permit PSS to control the defense, select counsel and institute settlement of any such claims and will cooperate fully with PSS in the defense of such claims; provided that PSS shall not settle any such claim in a manner that would adversely affect, or impose any obligations on, Client without Client's prior written consent (which consent shall not be withheld unreasonably).

        (B)  Client shall be responsible for the accuracy, completeness and propriety of all information and materials concerning the Product(s) and its competitors' products that are furnished to PSS or its Representatives or to Target Prescribers. Client represents that such information and materials and the Product(s) have been (or will be) subjected to Client's regular scientific, legal and regulatory review process and comply (or will comply) in all material respects with all applicable laws and regulations. Client shall indemnify and hold harmless PSS and its affiliates, agents, officers, directors and employees from and against all Losses arising out of or resulting from (i) the material breach of this Agreement by Client or any failure of any Client personnel to materially comply with any provision of this Agreement applicable to Client personnel, or (ii) the use or misuse by Target Prescribers or patients or any other persons of the Product(s), or (iii) any personal injury, death, malpractice, product liability or other claims arising from the promotion, sales, use or misuse of the Product(s) or otherwise relating in any manner to the Product(s); except, in each case, to the extent that such Losses are finally judicially determined to be the result of any material breach of this Agreement by PSS, any failure of any Representative, PSS field manager or other PSS personnel to materially comply with any provisions of this Agreement applicable to such Representative, PSS field manager or such other PSS personnel or arise from the recklessness, gross negligence, willful misconduct or bad faith of PSS, any Representative, PSS field manager or other PSS personnel. PSS agrees that it will permit Client to control the defense, select counsel and institute settlement of any of such claims and will cooperate fully with Client in the defense of any such claims; provided that Client shall not settle any claim in a manner that would adversely affect, or impose any obligations on PSS without PSS's prior written consent (which consent shall not be withheld unreasonably).

        (C)  If there arises any claim for which a party to this Agreement may seek indemnification under this Section, such party shall promptly inform the other party of any such claim The party seeking indemnification may, at its option and expense, have its own counsel participate in any proceeding under the direction and control of the other party and shall cooperate with the other party and its insurer in the disposition of any such matters.

        (D)  EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, EITHER EXPRESS OR IMPLIED, INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON OR ENTITY FOR DIRECT, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT, INCLUDING,

WITHOUT LIMITATION, ANY LOST REVENUES OR PROFITS, EVEN IF SUCH PARTY HAS BEEN SPECIFICALLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        15.    Force Majeure.    Neither party shall be liable or deemed in default under this Agreement for any delay or failure to perform (other than the failure to make any required payment when due) resulting from any cause beyond that party's reasonable control.

        16.    Notices.    Any notice given by a party to the other party under this Agreement shall be in writing and shall be given (a) by personal delivery, with receipt acknowledged, or (b) by prepaid certified or registered mail, return receipt requested, or (c) by prepaid recognized next business day delivery service, to the following address:

  If to PSS:

  Publicis Selling Solutions, Inc.
  2000 Lenox Drive
  Suite 100
  Lawrenceville, NJ 08648
  Attn: Michael F. Iafolla

  If to Client:

  NitroMed, Inc.
  125 Spring Street
  Lexington, MA 02421-7801

  Attn:
  Michael D. Loberg
  Chief Executive Officer
  and
  Lawrence E. Bloch
  Chief Financial Officer

  With a copy to:

  Wilmer Cutler Pickering Hale and Dorr
  60 State Street
  Boston, MA 02109
  Attn: Steven D. Singer, Esq.

        Either party may, by notice given to the other party in accordance with this Section, change the address to which notices shall be given under this Agreement. Notices shall be effective upon receipt.

        17.    Miscellaneous.

        (A)  This Agreement (i) constitutes the entire agreement between the parties relating to its subject matter and merges and supersedes and terminates all prior written and oral agreements, and all contemporaneous oral agreements, between the parties relating to its subject matter, and (ii) may not be amended except by a writing signed by the party against which such amendment is sought to be enforced. Except where the context otherwise requires, references to this Agreement shall include all Supplements.

        (B)  This Agreement may not be assigned or transferred by any party without the prior written consent of the other party; provided, however, that PSS reserves the right to utilize the services of its affiliated companies in its performance of services, other than Detailing services under this Agreement; and further provided that (i) Client shall have the right to assign this Agreement (a) to any affiliate and (b) in connection with any merger, reorganization, sale of all or substantially all of the assets to which this Agreement relates, change of control or any similar transaction and (ii) PSS shall not be required to obtain the consent of Client in the event of a corporate reorganization of PSS in which PSS merges into and becomes a division or business unit of any PSS affiliate and such reorganization shall not be deemed an "assignment" hereunder. For purposes of this subsection 17(B), "affiliate" shall mean any person or entity controlling, controlled by or under common control with a party.

        (C)  This Agreement (i) shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles applied in the Commonwealth of Massachusetts, and (ii) shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

        (D)  In the event that any provision of this Agreement is finally held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provision had not been included.

        (E)  The headings of the Sections of this Agreement are for convenience of reference only, are not part of this Agreement and shall not be used in its interpretation.

        (F)  Any public disclosure with respect to this Agreement shall be at such time and in such manner as Client and PSS shall mutually agree in advance and approved in writing, provided that neither party shall be prevented from making such public disclosures as such party's legal obligations may require.

        (G)  Except as otherwise provided in a Supplement, during the term of this Agreement and for a period of six (6) months thereafter, neither party to this Agreement, nor any contract sales organization or other third party acting on behalf of a party, shall directly or indirectly (i) solicit, induce or encourage any Representative or employee of the other party to terminate his or her employment with such party, or (ii) hire any such Representative or employee, without the prior written consent of the other party, which consent will not be unreasonably withheld.

        (H)  No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or exercise of any, other right, power or remedy under this Agreement. No waiver of any provision of this Agreement shall be effective unless such waiver shall be in writing and signed by the party giving such waiver. The remedies provided in this Agreement are cumulative and not exclusive of any other remedies provided by law.

PUBLICIS SELLING SOLUTIONS, INC.		NITROMED, INC.:
By:	/s/ MICHAEL F. IAFOLLA	By:	/s/ MICHAEL D. LOBERG
Name:	Michael F. Iafolla	Name:	Michael D. Loberg, Ph.D.
Title:	Chairman	Title:	Chief Executive Officer
Date:	November 5, 2004	Date:	November 5, 2004

Attachment 1:

Standard System Definition:

  Initial Configuration

        Initial meetings to be held in order to define the planning of the project, and gather customization specifications for standard system. After the configuration is completed, PSS will communicate the agreed upon configuration via a letter to Client. This will reflect the reports and data that PSS and Client have previously agreed are to be included in the base system and the previously agreed-upon initial system configuration cost.

Basic system:

        The basic configuration includes the following platform components:

    Target Back Office
    Target Back Office Management Reporting
    Target CommSync Server
    Target Mobile Field Sales Pocket Edition
    Target Mobile Field Sales Manager Edition (Web)
    Sample Carry Program/Rep Reconciliation Support
    Third Party Data Support
    Organization Call Support

Description:

        The basic configuration will provide the reps with the following functionality:

    Primary care and Account-based Universe Management
    Primary care and Account-based Call Detail capture
    Sample Carry and Reconciliation
    Notes, Study Question/Survey, Action Item and Profiling capture
    Activity Log review
    Call Plan review
    Access to market data and historical reports
    Direct sync to central database (Target Back Office)

        The basic configuration will provide the managers with the following functionality:

        Access to professional and rep info, call and inventory history, time off territory review, action item approval and management reports in real-time.

        The basic configuration will provide fifteen standard management reports in the following areas:

    Reach & Frequency
    Calls
    Sampling
    Detailing
    Sample Inventory / Accountability
    Rep Roster Maintenance
    Professional Universe Management
    Sync and Administrative Reports

Database Ad-Hoc:

        At the time of configuration, all input and outputs to the database are discussed and specified. At this time, it is agreed upon which of the inputs/outputs are part of the standard processing fees and which are considered ad-hoc requests (in addition to that, all inputs/outputs discussed after the original configuration is completed are considered ad-hoc requests and will be billed for the appropriate time/materials costs. Examples of some standard inputs/outputs and ad-hoc inputs/outputs are:

Standard Inputs
SLN Validation data (The cost of this data is an incremental cost unless doing this validation through a third party)
3rd Party Sales Data—as outlined later in this attachment

Standard Outputs
SLN Validation Requests—records that have either become invalidated or new add requests Call File Universe—to 3rd Party data source (i.e.,—to IMS/NDC to determine whose sales records should be marked as called upon)

Ad Hoc Inputs
HR system Inputs—roster maintenance (if automated)
Internal Contract Data—used for product pricing
Internal Sales data

Ad Hoc Outputs
Call Data extract to be imported into a third party system or data warehouse
Sampling data extract to be imported into a third party sampling maintenance system or data warehouse

        Development will be billed to Client at an hourly rate of $[**] per hour, with any out of pocket costs passed through to Client at cost.

Links and Groupings

        Includes capability of associating doctors to institutions and group practices which is inherent to Target Mobile, and the associations are maintained by the rep. Influence mapping configuration is an adhoc feature, and incremental costs would be based on desired configuration.

  Server/Telecom

        Server and Telecommunication management of the Software—service includes full technical management of the host and of the Telecommunication. Cost of access outside of designated toll free number will be charged as a pass-through cost to Client. Client will determine whether the representatives will have dial up (standard assumption) or high speed access.

  System Back-up

        Back-up and Disaster Recovery plans are documented and in place to protect personnel and property during emergencies and to provide procedures to recover operations when an emergency renders any part of the central data center unusable. The plan includes SOPs for both prevention and reaction which will be shared with Client upon request.

  Help Desk

Hours: Monday—Friday 7:00AM to 7:00 PM EST
Help Desk hours will be extended as mutually agreed for certain periods at an incremental cost of $[**] per month per representative. Telecom and shipping are incremental and will be charged as a pass-through cost to Client.
Voice mail after hours/holidays/weather emergency days

Supports:
SFA/CRM Software

Telecommunications Software
Microsoft Outlook
Netscape Navigator, MS Internet Explorer
MS Windows 95, 98, 2000, NT, XP
MS office Professional Suite

  Asset Management

        Hours: Monday—Friday 8:30AM to 5:30 PM EST
Supports:
Initial set-up of equipment and software & Peripheral Equipment
Manage return of defective/damaged equipment
Manages third party repair agreements
Manages inventory & spare inventory pool

  Statistical Reports:

        Standard Reports derived from the 50+ reports available "out-of-the-box" from Target BackOffice and the 15+ management reports included in the Target Mobile Manager's web tool as mutually agreed upon during the configuration period. These reports address needs in the following categories:

    Reach & Frequency
    Calls
    Sampling
    Detailing
    Sample Inventory / Accountability
    Rep Roster Maintenance
    Professional Universe Management
    Sync and Administrative Reports

        The initial configuration budget plans for up to six custom reports to be developed based on specific Client needs that cannot be address through the standard reports provided by Target. If more than six custom reports are requested, or additional adhoc reports are needed after configuration is finalized, PSS will provide an estimate to the Client of the cost to build the report along with any applicable run fees. Development time will be charged to client at a rate of $[**] per hour.

  Realignments / Modifications

        Two alignment modifications during a program year or during pre-launch activities, where more than [**]%, but less than [**]% of call records are changed, to Target Prescribers for existing Territories included. Normal, ongoing maintenance of the data is included at no extra cost. Additional territory realignments and major realignments (where more than [**]% of the call records are changed), or modifications to the application are required (i.e. new fields to the application, changes to the call reports, new statistical report, and data transfers to/from 3rdparties) will result in incremental charges to the Client at an hourly rate of $[**] per hour.

3rd Party Data

        The configuration includes the cost of integration of monthly NDC or IMS data for one Client product and up to three competitor products and a total market summary including twelve months of historical data, as mutually agreed upon during configuration. It is expected that the data will be provided to PSS in the format provided by PSS. Additional data can be integrated into the system with development time charged to Client at a rate of $[**] per hour with data run fees ranging from $[**]-$[**] to be assessed, if applicable, based on the volume of transactions.

EXHIBIT A—SUPPLEMENT ONE

        Supplement to Professional Detailing Services Agreement (the "Agreement") dated October    , 2004 between Publicis Selling Solutions, Inc. ("PSS") and NitroMed, Inc. ("Client").

        PSS and Client, intending to be legally bound, agree that the following terms and conditions shall be applicable to a Detailing Program for the Product or Products listed below. This is a "Supplement" to the Agreement and, except as otherwise specifically provided in this Supplement, the terms and conditions of the Agreement shall apply to this Program. Capitalized terms used but not defined in this Supplement shall have the meanings assigned to them in the Agreement.

Program Length:	Subject to earlier termination pursuant to Section 13 of the Agreement, twenty four (24) months beginning December 29, 2004 and running through December 28, 2006. Client must provide PSS, in writing, notification of its intent to continue the Program beyond December 28, 2006, no later than 90 days prior to Program termination date. If the Client elects to continue the Program, the parties will enter into a new Supplement to this Agreement defining the terms.
Product(s):	BiDil®
Target Prescribers/Frequency:	Primary Care Physicians, Cardiologists, and other specialties and with such frequency as determined by Client and agreed to by PSS (agreement not to be unreasonably withheld).
Territories:	Two hundred (200) Territories
No. of Full-Time Representatives:	Two hundred (200) Representatives
No. of Field Managers:	Six (6) Regional Field Coordinators
National Project Director:	One (1)
Total Program Cost:	Estimated Year One:
	Total Program Cost:		$34,570,450
	Direct Program Cost:	$	[**]
	Estimated Pass-Thru Cost:	$	[**]
	Estimated Bonus Pass-Thru Cost:	$	[**]
	Start up Costs:	$	[**]
Estimated Year Two:
	Total Program Cost:		$33,129,150
	Direct Program Cost:	$	[**]
	Estimated Pass-Thru Cost:	$	[**]
	Estimated Bonus Pass-Thru Cost:	$	[**]
Direct Program Cost:	Year one: Up to a maximum of $[**] (200 Representatives X average of 225 Days worked X $[**] per day)
Year two: Up to a maximum of $[**] (200 Representatives X average of 225 Days worked X $[**] per day

Direct Program Cost Includes:

        Number of Representatives and number of field managers listed above. As provided under "Payment Due Dates and Terms" below, Direct Program Costs will be subject to adjustment based upon the actual number of days worked by the actual number of Representatives in any given month.

        All salaries, benefits and payroll taxes for Representatives and field managers.

        Representatives' and field managers' time: Detailing, Training (including at home study), Conventions and meeting attendance.

        PSS headquarters management expenses for customary review, planning sessions and administrative support.

        PSS National Project Director's compensation, benefits and payroll taxes.

        Services of PSS Client Services Director and Client Services Associate.

        Sample administration and compliance, to include monthly reconciliations, investigations, and field and manager communications

        Coordination of Help desk support, asset management, and administration of sales force automation system

        Regular reports summarizing the call activity of the Representatives as mutually agreed upon during the configuration of the SFA System and as described in Attachment 1.

        One full time trainer to support initial training, new hire training for vacant territories, POA meetings and any related follow-up training.

        Recruiting expenses for vacant territories.

        Client shall have the right to increase or decrease the number of Representatives and Territories in the Program. In such event, Client and PSS shall amend or restate this Supplement to reflect the revised Total Program Cost mutually agreed upon by the parties. In general, the revised Total Program Cost shall be calculated in a similar fashion as the Total Program Cost of the Program set forth in this Exhibit A Supplement One. In the event that the number of Representatives in the Program increases or decreases by 100 or more from the number of Representatives initially agreed upon hereunder, Client and PSS shall discuss in good faith whether the new number of Representatives should result in a change of the general and administrative cost percentage assigned to the Program.

        The Management fee applicable to the Program set forth in this Exhibit A Supplement One shall be [**]% of the total of the Direct Program Costs and estimated Pass Thru Costs and Bonus Pass Thru Costs and such Management Fee amount has been included in the Direct Program Cost specified herein. General and administrative costs of the Program set forth in this Exhibit A Supplement One shall equal [**]% of the total of the Direct Program Costs and estimated Pass Thru Costs and estimated Bonus Pass Thru Costs and such general and administrative costs have been included in the Direct Program Costs specified herein.

        Management Fee—Performance Based: PSS will place $[**] of the management fee at risk in year one and $[**] of the management fee at risk in year two, subject to PSS achieving the performance metrics as described below:

        Representative Recruiting (Year One only)—[**]% of the performance based management fee, or $[**], will be earned by PSS provided that PSS has extended offers to qualified candidates who meet the target profile approved by Client by the agreed upon home study start dates and has hired [**]% of the Representatives agreed upon hereunder by the agreed upon home study start dates. If PSS hires fewer than [**]% of the Representatives agreed upon hereunder by the agreed upon home study start dates, in lieu of the at risk amount set forth herein, PSS shall receive a fee of $[**] for each such qualified candidate hired as of the final home study start date and PSS shall receive an additional $[**] provided that at least [**]% of the Representatives are hired by the final home study start date. This assumes that Client meets their responsibilities as determined by the agreed upon recruiting timeline.

        Representative Training (Year One only)—[**]% of the performance based management fee, or $[**], will be earned by PSS provided that 90% of Representatives who fully participate in and complete the initial training will pass the initial training test (such test to be of the type customary in the industry for new products and to be agreed upon by Client and PSS prior to completion of that training) with a passing score of 85% or better.

        Call Attainment (Both Year One and Year Two)—[**]% of the performance based management fee, or $[**] in Year One, and [**]% of the performance based management fee, or $[**], in Year Two, will be earned by PSS provided that the sales force must achieve, on an average, cumulative basis, [**] calls per day to physician targets beginning one month after launch through December 2005, with respect to Year One, and December 2005 through December 2006, with respect to Year Two. The number of calls per day for each sales rep in a given period shall be calculated as the total number of calls by that rep in that period divided by the total number of days in the field that period for that rep. Attendance at meetings is not considered a field day and is excluded from the calculation. Should the called upon audience change to include hospital calls, the target calls per day will be reduced accordingly as mutually agreed upon in advance.

        If any of these performance criteria are not met, a credit will be issued and applied against the next subsequent billing.

Direct Program Cost Excludes:

        Program start-up expenses (cost separately stated below)

        Pass-Thru Costs and Bonus Pass-Thru Costs (cost separately stated below)

        Initial Product Training and Facilitation

        Client promotional program spending/materials and expense of distribution to Target Prescribers and Representatives

        Call/sample reporting system functionality in excess of that provided by base system as described in Attachment 1

        Target Prescriber lists and any updating or correction of that data

        Meeting planning or coordination services

        State license number and date validation

Estimated Pass-Thru Costs:

        Year One—Total estimate: $[**] Year Two—Total estimate: $[**]

        Estimated Field Expenses of $[**] in Year One, $[**] in Year Two.

        Field related travel and incidental expenses for Representatives, Field Managers and the National Project Director shall be as follows: auto allowance, gas allowance, tolls, parking, telephone, access money (which shall refer to expenses incurred by Representatives for promotional items to gain access to Target Prescribers), office supplies, business cards, and detail bags. (No storage lockers, airfare, or overnights estimated for Representatives). Unless otherwise expressly agreed upon in writing by Client, the field expenses payable hereunder shall not exceed (x) the quarterly amounts set forth in the following table, multiplied by (y) the average number of Representatives and Field Managers and one

National Project Director actually employed hereunder in each quarter (which average shall be calculated by (i) dividing the actual number of days worked by all Representatives during the quarter by 56.75 (the maximum potential Representative work days per quarter), and (ii) adjusting the number of Field Managers and the National Project Director who worked during such quarter by actual vacancies in such positions during such quarter).

	Quarterly Amount in Year One		Quarterly Amount in Year Two
Field Representatives	$	[**]	$	[**]
Regional Field Coordinators		[**]		[**]
National Project Director		[**]		[**]

        POA Meetings at $[**] in Year One, $[**] in Year Two.

        Two three-day district POA meetings in Year One and three three-day district POA meetings in Year Two, including all Representative's and field manager's travel (including all airfare), accommodations and meeting expenses.

        Sales Force Automation software license and help desk of $[**] in Year One, $[**] in Year Two.

    Standard electronic call/sample accountability system with standard reporting (See Attachment 1)
    Target SFA software license and maintenance costs for actual users
    Help Desk Support

        Call Planning (completed by MarketRx)—$[**] in Year One, $[**] in Year Two.

Estimated Bonus Pass-Thru Costs:

        Representative's Bonus and Related Taxes of $[**] in Year One, $[**] in Year Two.

    Target bonus of [**]% of Representative salary plus estimated payroll taxes, to be based on an incentive plan mutually agreed upon by both parties. Bonus amounts to be paid to Representatives upon receipt of Client approval and payment for the bonus amounts.

        Regional Field Coordinator's Bonus and Related Taxes of $[**] in Year One, $[**] in Year Two.

    Target bonus of [**]% of Regional Field Coordinator salary plus estimated payroll taxes, to be based on an incentive plan mutually agreed upon by both parties. Bonus amounts to be paid to Regional Field Coordinators upon receipt of Client approval and payment for the bonus amounts.

Program Start-up Expense:	$[**]
Initial Recruiting-PSS staff:	$[**] (includes Legends market research of rep candidates, opinion leader identification, physician practice characterization, sourcing, screening, interviewing, drug tests, background checks)
Recruiting Client RBDs/DBMs:	$[**] (includes sourcing, screening, interviewing, drug tests, background checks)
Field Mgmt Time:	$[**] (field manager time and expenses prior to start of Program)
Sales Force Planning:	$[**] (Analysis, resource allocation, Alignment by Market Rx)

Hardware:
$ [**] (Estimated cost of equipment for field staff to include laptops and printers with excess stock of 5%, plus PDAs for Representatives with excess stock of 10%. Actual costs will be paid by Client on a pass-thru basis. Equipment will be the property of Client
System Configuration:	$ [**] (SFA/CRM system setup and configuration)

        Should the Representative's home study start date (Program start date) be delayed, Client will pay the incremental field management time and expenses for up to three months at a cost of $[**] per month.

Payment Due Dates and Terms:

Start-up Costs:	Due Upon Signing Supplement $[**] less the aggregate amount of $[**] advanced by Client to PSS on or before the date of this Supplement.
Direct Program Costs:
Beginning December 29, 2004 and ending November 29, 2005, Client will make monthly installments in advance of $[**] which are due and payable on the 29th of each calendar month preceding the month in which the payment will be applied. Beginning December 29, 2005 and ending November 29, 2006, Client will make monthly installments in advance of $[**] which are due and payable on the 29th of each calendar month preceding the month in which the payment will be applied.
Pass-Thru Costs:
Beginning December 29, 2004 and ending November 29, 2005, Client will make monthly installments in advance of (i) $[**], with respect to POA meetings, Sales Force Automation and Call Planning, and (ii) $[**] with respect to Field Expenses (which amount assumes a 5% vacancy rate), such installments to be due and payable on the 29th of each calendar month preceding the month in which the payment will be applied. Beginning December 29, 2005 and ending November 29, 2006, Client will make monthly installments in advance of (i) $[**] with respect to POA meetings, Sales Force Automation and Call Planning and (ii) $[**] with respect to Field Expenses (which amount assumes a 5% vacancy rate), such installments to be due and payable on the 29th of each calendar month preceding the month in which the payment will be applied.
Bonus Pass-Thru Costs:
Client will promptly remit the actual amount of bonus payments for Representatives and Regional Field Coordinators immediately prior to the dates on which such bonus amounts shall be paid, based upon the bonus target dates mutually agreed upon by PSS and Client.

        All payments are due in full by the dates indicated.

        Within 45 days of the end of each contract month, PSS shall report to Client the actual number of Days Worked by the Representatives on the Program during each contract month with the incurred direct program cost for that month (calculated as the number of Representative-days during the month times the daily rate). Billable Days includes time spent by Representatives detailing, training, attending meetings and conventions and will commence on the first day of home study. Client will not be billed for holidays, vacation, sick, disability or personal time. A calendar day is billed either as a half day or full day, with hours in excess of eight hours per day not billable to Client. Pass-Thru Costs will be reconciled against actual costs within 45 days of the end of each month and within 45 days after the date of termination of the Program. Any adjustments of Direct Program Costs and Pass-Thru Costs will be made in subsequent billings provided, however, that any adjustment in connection with the termination of the Program will be immediately remitted to Client.

Training Program(s)/Other:

        (a)   At no cost to PSS, Client shall conduct all new hire training and/or sales meetings, excluding the POA meetings estimated in the pass-thru cost, for Representatives at times and locations to be determined by Client in consultation with PSS. PSS will conduct, at its own expense and based on PSS's standard allowances, all training for new employees who fill vacant Representative positions. PSS will provide additional training resources when pre-approved in writing by Client, at a cost of $[**] per day plus any related travel expenses.

        (b)   All PSS's reasonable out of pocket expenses for training meetings and any follow up sales meetings including reasonable hotel, airfare, meals and miscellaneous incidental expenses for Representatives and approved PSS management attendees are payable by Client and will be due within 30 days of Client's receipt of a detailed invoice for such expenses.

        (c)   All PSS's reasonable out-of-pocket expenses (travel, shipment of all returned Product Samples, Product Promotional Materials and sales folders or sales bags) related to the closeout of PSS's services hereunder and any Client requested territory closeouts prior to the termination of this Agreement, will be due within 30 days of Client's receipt of a detailed invoice for such expenses. In addition, field management salaries and related costs, as agreed to by client, will be billed to client at cost for their time spent in assisting with closeout activities, typically for the month following the end of the program.

Right of Inspection of Records

        PSS shall maintain complete files and records of all details related to billings. Client shall have the right, upon reasonable notice, to examine such records, including supporting documentation, throughout the term of this Agreement and for the later of a period of six months after its termination of this Agreement or resolution of any disputes between Client and PSS.

Representative Buy-Out

        Notwithstanding Section 17.G of the Agreement, Client may hire PSS's Representatives according to the following schedule:

First Day of Employment With Client	Fee Owed to PSS
During months 3-6 of the Program	$10,000 per Representative
During months 7-12 of the Program	$6,000 per Representative
During months 13-18 of the Program	$3,000 per Representative
After month 18 of the Program	No charge

        All payments under this section are due in full no later than the first day of employment with Client for the Representative. PSS will refund 100% of the fee should the Representative resign from employment with Client within the first 60 days of employment with Client. If Client hires a Representative while the Program is in effect, the Client shall determine, acting in its sole discretion, whether or not the number of agreed-upon Representatives in this Supplement shall be decreased to reflect such hire.

Dated:

PUBLICIS SELLING SOLUTIONS, INC.
By:	/s/ MICHAEL F. IAFOLLA Name: Michael F. Iafolla Title: Chairman
NITROMED, INC.
By:	/s/ MICHAEL D. LOBERG Name: Michael D. Loberg, Ph.D. Title: Chief Executive Officer

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  Exhibit No. 99.1